Exhibit 3.2
By-Laws

of

Noble Corporation,

a Swiss corporation with its registered office in Baar,
Canton of Zug, Switzerland

11. General	18
11.1 Signatory Power	18
11.2 Insurance	18
11.3 Fiscal Year	19
12. Final Provisions	19
12.1 Effectiveness	19
12.2 Change of or Amendments to these By-Laws	19

1.	Scope and Basis

1.1 General

These organizational by-laws (the “By-Laws”) are enacted by the board of directors of Noble Corporation (the “Company”) pursuant to article 716b of the Swiss Code of Obligations (the “CO”) and Articles 25, 27 and 29 of the Company’s Articles of Association (the “Articles of Association”). These By-Laws govern the internal organization as well as the duties, powers and responsibilities of the executive bodies of the Company.

1.2 Organization

For the purposes of these By-Laws, the group (the “Group”) shall mean the Company and all companies in which the Company holds directly or indirectly a majority of the voting rights or has the right to appoint a majority of the members of the board of directors. The executive bodies of the Company shall duly respect the legal independence of all Group companies and the local law applicable to them.

1.3 Interpretation

Words importing the singular number shall also include the plural number and vice-versa.

Words importing the masculine gender shall also include the feminine gender.

2.	Corporate Organization

The Company shall have the following functions and committees:

(a) the board of directors (the “Board”);

(b) the chairman of the Board (the “Chairman”);

(c) the board committees established from time to time pursuant to these By-Laws (the “Board Committees”);

(d) the chief executive officer (the “Chief Executive Officer”);

(e) the president (the “President”);

(f) the Executive Management of the Company (the “Executive Management”);

(g) a secretary (the “Secretary”); and

(h) if the Secretary is unable to act, an assistant secretary (the “Assistant Secretary”).

3.	The Board

3.1 Constitution

The Board shall elect from among its members one Chairman. It may elect one or more Vice-Chairmen. It shall further appoint a Secretary who does not need to be a member of the Board (a “Director”). The Secretary shall keep the minutes of the General Meetings of Shareholders and the meetings of the Board and give notice of such meetings and shall perform like duties for the Board Committees when so required. In the case of the absence of the Secretary or his inability to act, any Assistant Secretary (or, in the case of keeping minutes of the General Meeting of Shareholders or the meetings of the Board, any other person designated by the presiding officer of such meeting) may act in the Secretary’s place.

3.2 Board Composition

(a) In selecting candidates for Board membership the Board shall give due consideration the governance framework set forth in the Corporate Governance Guidelines of the Company.

(b) Each Director shall be at least 21 years of age. A person shall be eligible to be elected to the Board until the annual general meeting of the Company next succeeding such person’s 72nd birthday, and any person serving as Director on such person’s 72nd birthday shall be eligible to complete such person’s term as such. Directors need not be shareholders of the Company.

3.3 Powers and Duties

3.3.1 The Board is the ultimate executive body of the Company and shall determine the principles of the business strategy and policies. The Board shall exercise its function as required by law, the Articles of Association and these By-Laws.

3.3.2 The Board shall be authorized to pass resolutions on all matters that are not reserved to the General Meeting of Shareholders or to other executive bodies by applicable law, the Articles of Association or these By-Laws.

3.3.3 The Board has the following powers and duties, among others:

(a) the ultimate direction of the Company and the issuance of the necessary guidelines in accordance with applicable law and regulations;

(b) the determination of the Company’s organizational structure, including the promulgation and the amendment of these By-Laws;

(c) the determination of the Company’s accounting principles, financial control and financial planning;

(d) the ultimate supervision of the persons entrusted with the management of the Company, in particular with regard to their compliance with applicable law, the Articles of Association, these By-Laws and other applicable instructions and guidelines;

(e) the review and approval of the business report and the financial statements of the Company as well as the preparation of the General Meeting of Shareholders and the implementation of its resolutions;

(f) the adoption of resolutions concerning an increase in the share capital of the Company to the extent that such power is vested in the Board (article 651 para. 4 CO) and of resolutions concerning the confirmation of capital increases and corresponding amendments to the Articles of Association, as well as making the required report on the capital increase;

(g) the withdrawal or limitation of any preemptive rights or preferential subscription rights, as applicable;

(h) the notification of the court if the liabilities of the Company exceed the assets of the Company (article 725 CO);

(i) the establishment of the Company’s dividend policy;

(j) the proposal to the General Meeting of Shareholders to increase or decrease the size of the board and of candidates for election or reelection to the Board, upon recommendation of the Nominating and Corporate Governance Committee;

(k) the response to any takeover offer for the Company;

(l) the establishment of any code of ethics and business practice;

(m) the determination of any membership and terms of reference of any Board Committees;

(n) the approval of any agreements to which the Company is a party relating to mergers, demergers, transformations and/or transfer of assets, to the extent required pursuant to the Swiss Merger Act or the CO;
(o) the appointment and removal of the Chairman (giving due consideration to the governance framework set forth in the Corporate Governance Guidelines of the Company) and the Secretary, the members of Board Committees and the Executive Management, as well as the determination of their signatory power (see Sections 6.1, 7.1 and 8.1);

(p) the approval of the annual investment and operating budget; and

(q) the approval of share buybacks of the Company.

3.4 Delegation of Management

To the extent permitted by applicable law and stock exchange rules, the Board herewith delegates, in the sense of article 716b CO, the management of the Company to the Chief Executive Officer and the Executive Management.

3.5 Meetings

3.5.1 The Board shall meet together for the dispatch of business, convening, adjourning and otherwise regulating its meetings as it thinks fit. The Board shall give due consideration to the governance framework set forth in the Corporate Governance Guidelines of the Company.

3.5.2 Regularly scheduled meetings of the Board may be held at such time and at such place as shall from time to time be determined by the Board. Special meetings of the Board may be called by the Chairman, the Chief Executive Officer, the President or a majority of the Board. Any Director may request that the Chairman convene a meeting as soon as practicable, subject to providing a reason for so requesting a meeting.

3.5.3 No notice need be given of any regular meeting of the Board or of any adjourned meeting of the Board.

3.5.4 Notice of each special meeting of the Board shall be given to each Director either by first class United States mail, or if notice is sent from a country other than the United States of America, by a mail service equivalent to first class United States mail, at least three days before the meeting, by “overnight” or other express delivery service at least two days before the meeting, or by telegram, telex, cable, telecopy, facsimile, personal written delivery, email or telephone at least one day before the meeting. Any notice given by telephone shall be immediately confirmed by telegram, telex, cable, telecopy, facsimile, or email. Notices are deemed to have been given: by mail, when deposited in the mail with postage prepaid; by “overnight” or other express delivery service, the day after sending; by telegram, telex, or cable, at the time of sending; by telecopy or facsimile, upon receipt of a transmittal confirmation; and by personal delivery, email or telephone, at the time of delivery. Written notices shall be sent to a Director at the address or email address designated by such Director for that purpose or, if none has been so designated, at such Director’s last known residence, business or email address. Notices need not state the purpose of the meeting. No notice need be given to any Director who signs a written waiver thereof or who attends the meeting without protesting the lack of notice. Notices need not state the purpose of the meeting. Attendance of a Director at any meeting shall constitute a waiver of notice of such meeting, except when a Director attends and makes it known that he is attending for the express purpose of objecting to the transaction of any business on the grounds that the meeting is not lawfully convened, and such purpose is duly recorded in the minutes of such meeting.

3.5.5 Any one or more Directors or members of any Board Committee may participate in a meeting of the Board or Board Committee by telephone conference or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting by such means shall constitute presence in person at such meeting.

3.6 Attendance Quorum; Resolutions and Minutes

3.6.1 The attendance quorum necessary for the transaction of the business of the Board shall be a majority of the whole Board. No attendance quorum shall be required for resolutions of the Board providing for the confirmation of a capital increase or for the amendment of the Articles of Association in connection therewith. In absence of a quorum, a majority of the Directors present may adjourn the meeting to another time and place.

3.6.2 The Board shall pass its resolutions with the majority of the votes cast by the Directors present at a meeting at which the attendance quorum of Section 3.6.1 above is satisfied. The Chairman shall have no casting vote but shall have the same vote as each other Director.

3.6.3 Resolutions of the Board or any Board Committee may be passed without a meeting by way of written consent by a majority of the whole Board or any Board Committee, as applicable; provided that no Director requests oral deliberations regarding such resolutions within two calendar days after the respective circular resolution has been sent out to the Directors; and provided further, that if resolutions are passed without a meeting by way of unanimous written consent of the whole Board or any Board Committee, the resolutions shall be effective immediately without regard to requests for oral deliberations. A resolution in writing (in one or more counterparts) signed by a majority of the whole Board or any Board Committee, as applicable (including signed copies sent by facsimile or email), shall be as valid and effectual as if it had been passed at a meeting of the Board or Board Committee, as the case may be, duly convened and held.

3.6.4 The Board shall cause minutes to be made for the purpose of recording the proceedings at all meetings of the Board and the Board Committees, respectively. The minutes shall be signed by the acting chairman and the Secretary and must be approved by the Board.

3.7 Information and Reporting

3.7.1 At Board meetings, each Director is entitled to request and receive from other Directors and from the Chief Executive Officer information on all affairs of the Company.

3.7.2 Outside of Board meetings, each Director may request information from the Chief Executive Officer on the general course of business and, upon approval of the Chairman, each Director may obtain information on specific transactions and/or access to business documents.

3.8 Compensation

Each Director shall be entitled to receive as compensation for such Director’s services as a Director or Board Committee member or for attendance at meetings of the Board or a Board Committee, or both, such amounts (if any) as shall be fixed from time to time by the Board or the Compensation Committee. In determining Directors’ compensation, the Board shall give due consideration to the governance framework set forth in the Corporate Governance Guidelines of the Company as well as the recommendations of the Compensation Committee. Each Director shall be entitled to reimbursement for reasonable traveling expenses incurred by such Director in attending any such meeting.

3.9 Conflicts of Interest

3.9.1 A Director may hold any other office (other than as an outside auditor of the Company) or place of profit with the Company in conjunction with his office of Director for such period and on such terms as to remuneration and otherwise as the Board may determine.

3.9.2 Subject to Sections 3.9.4 and 3.9.5 below, a Director may act by himself or for his firm in a professional capacity for the Company (other than as an outside auditor of the Company), and he or his firm shall be entitled to remuneration for professional services as if he were not a Director; provided, however, that (i) he has disclosed his interest in the transaction at the first meeting held to consider the transaction or as soon thereafter as he becomes interested in the transaction, and (ii) that any professional services by a Director or his firm for the account of the Company shall be made at arm’s length terms.

3.9.3 Subject to Sections 3.9.4 and 3.9.5 below, a Director may be or become a director or other officer of or otherwise interested in any company promoted by the Company or in which the Company may be interested as shareholder, member or otherwise, and no such Director shall be accountable to the Company for any remuneration or other benefits received by him as a director or officer of, or from his interest in, such other company.

3.9.4 Subject to any applicable law or regulation to the contrary, a Director shall not be disqualified from the office of Director or prevented by such office from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of the Company in which any Director shall be in any way interested or be liable to be avoided, nor shall any Director so contracting or being so interested be liable to account to the Company for any profit realized by any such contract or transaction by reason of such Director holding office or of the fiduciary relation thereby established; provided, however, that (i) he has disclosed his interest in the transaction at the first meeting held to consider the transaction or as soon thereafter as he becomes interested in the transaction and (ii) he complies with the duty to abstain as set forth in Section 3.9.5 below.

3.9.5 Directors shall disclose any Conflicting Interest at a meeting of the Board and abstain from exercising their voting rights in matters involving a Conflicting Interest (as defined in Section 3.9.6 below). If a Director is required to abstain from voting in a matter, he shall not be counted in the quorum of the meeting in question. In addition, such Director shall use his best efforts to ensure that he does not receive any confidential information with respect to such transaction.

3.9.6 “Conflicting Interest” shall mean the special interest the Director has with respect to a transaction due to the fact that the Director or a Related Person (as defined in Section 3.9.7 below) has a financial or non-financial interest in, or is otherwise closely linked to, the transaction, and such interest is of such significance to the Director or a Related Person that the interest would reasonably be expected to interfere with the Director’s judgment if he were called upon to vote on the transaction.

3.9.7 “Related Person” means:

(a) the spouse (or a parent or sibling thereof) of the Director, or a child, grandchild, sibling or parent (or spouse of any thereof) of the Director, or an individual having the same home as the Director, or trust or estate of which an individual specified in this Section 3.9.7(a) is a substantial beneficiary;

(b) a trust, estate, incompetent or minor of which the Director is a trustee, administrator or guardian; or

(c) one of the following persons or entities: (i) an entity of which the Director is a director, general partner, agent, major shareholder or employee; (ii) a person that controls one or more of the entities specified in Section 3.9.7(a) or an entity that is controlled by, or is under common control with, one or more of the entities specified in Section 3.9.7(a) or (iii) an individual who is a general partner, principal or employer of the Director.

4.	Chairman

4.1 Power and Duties

4.1.1 The Chairman shall preside at all meetings of the Board.

4.1.2 Further, the Chairman has the following powers and duties:

(a) contacting the Chief Executive Officer between Board meetings in order to be informed about important business developments;

(b) preparing the agenda for the General Meetings of Shareholders and Board meetings;

(c) presiding over the General Meetings of Shareholders and Board meetings;

(d) informing the full Board without delay of material extraordinary events; and

(e) performing any other matters reserved by law, the Articles of Association or these By-Laws to the Chairman.
4.1.3 Should the Chairman be unable or unavailable to exercise his functions, his functions shall be assumed by the Vice Chairman, if one has been elected, or if the latter has not been elected or should also be unable or unavailable, another Director appointed by the Board.

5.	Board Committees

5.1 General

5.1.1 The Board may, by resolution passed by a majority of the whole Board, designate one or more Board Committees, each Board Committee to consist of one or more of the Directors, as designated by the Board. The Board may designate one or more alternate Directors as members of any Board Committee, who may replace any absent member at any meeting of the Board Committee. In the absence of a member of a Board Committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not constituting a quorum, may unanimously appoint another Director to act at the meeting in the place of any such absent member. At all meetings of any Board Committee, a majority of its members (or the member, if only one) shall constitute a quorum for the transaction of business, and the act of a majority of the members present shall be the act of any such Board Committee, unless otherwise specifically provided by law, the Articles of Association or these By-Laws. The Board shall have the power at any time to change the number and members of any such Board Committee, to fill vacancies and to discharge any such Board Committee either with or without cause.

5.1.2 Sections 3.5.3, 3.5.4, 3.6.2 and 3.6.3 above with respect to notice of, and participation in, meetings of the Board shall apply also to meetings of Board Committees, unless different provisions shall be prescribed by the Board. Each Board Committee shall serve at the pleasure of the Board. It shall keep minutes of its meetings and report the same to the Board and shall observe such procedures as are prescribed by the Board.

5.1.3 Any Board Committee, to the extent provided by the provisions set forth herein but subject to any limitation imposed by the CO, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Company.

5.2 Individual Board Committees

The Board Committees shall be:

(a) the Audit Committee;

(b) the Compensation Committee;

(c) the Nominating and Corporate Governance Committee; and

(d) any other Board Committees designated by the Board.

6.	Chief Executive Officer

6.1 Powers and Duties

The Chief Executive Officer shall have the general control and management of the business and affairs of the Company, subject to the direction and control of the Board. The Chief Executive Officer shall see that all orders and resolutions of the Board are carried into effect, and shall exercise or perform such other powers and duties as may from time to time be assigned to the Chief Executive Officer by the Board or any Board Committee empowered to authorize the same. The Chief Executive Officer may sign and execute in the name of the Company deeds, mortgages, bonds, contracts or other instruments authorized by the Board or any Board Committee empowered to authorize the same.

7.	President

7.1	Powers and Duties

The President shall exercise or perform such powers and duties as may from time to time be assigned to the President by the Chief Executive Officer or the Board. The President may sign and execute in the name of the Company deeds, mortgages, bonds, contracts or other instruments authorized by the Chief Executive Officer, the Board or any Board Committee empowered to authorize the same.

8.	Executive Management, Officers

8.1 Powers and Duties

Each Vice President shall have such powers and duties as shall be prescribed by the Chief Executive Officer, the President, the Chairman or the Board. Any Vice President may sign and execute in the name of the Company deeds, mortgages, bonds, contracts or other instruments authorized by the Board or any Board Committee empowered to authorize the same.

The Treasurer shall perform all duties incident to the office of Treasurer and such other duties as from time to time may be assigned to the Treasurer by the Chief Executive Officer, the President, the Chairman or the Board.

In addition to the duties set forth in Section 3.1, it shall be the duty of the Secretary to act as secretary at all meetings of the Board and to record the proceedings of such meetings in a book or books to be kept for that purpose; the Secretary shall see that all notices required to be given by the Company are duly given and served; the Secretary shall be custodian of the seal of the Company and shall affix the seal or cause it to be affixed to all certificates of shares (if any) of the Company (unless the seal of the Company on such certificates shall be a facsimile, as hereinafter provided) and to all documents, the execution of which on behalf of the Company under its seal is duly authorized in accordance with the provisions of the Articles of Association or these By-Laws. The Secretary shall have charge of the register of shareholders and also of the other books, records and papers of the Company and shall see that the reports, statements and other documents required by law are properly kept and filed; and the Secretary shall in general perform all the duties incident to the office of Secretary and such other duties as from time to time may be assigned to such person by the Chief Executive Officer, the President, the Chairman or the Board.

The Controller shall perform all of the duties incident to the office of the Controller and such other duties as from time to time may be assigned to such person by the Chief Executive Officer, the President, the Chairman or the Board.

The Assistant Treasurers, the Assistant Secretaries and the Assistant Controllers shall perform such duties as shall be assigned to them by the Treasurer, Secretary or Controller, respectively, or by the Chief Executive Officer, the President, the Chairman or the Board.

The Board may from time to time authorize any officer to appoint and remove any other officer or agent and to prescribe such person’s authority and duties. Any person may hold at one time two or more offices. Each officer shall have such authority and perform such duties, in addition to those specified in these By-Laws, as may be prescribed by the Board from time to time.

8.2 Support for Chief Executive Officer

The Executive Management supports the Chief Executive Officer in the discharge of his powers and duties. It has consultative and coordinating functions.

8.3 Term of Office

Each officer shall hold office for the term for which appointed by the Board, and until the officer’s successor has been appointed and qualified or until such officer’s earlier resignation or removal. Any officer may be removed by the Board, with or without cause. The election or appointment of an officer shall not in and of itself create contractual rights against the Company. Any officer may resign at any time by giving written notice to the Board or the Secretary. Any such resignation shall take effect at the time specified therein or, if such time is not specified therein, then upon receipt of such notice, and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

9.	Director Emeritus

The Board may appoint one or more directors emeritus as it shall from time to time determine. Each director emeritus appointed shall hold office at the pleasure of the Board. A director emeritus shall be entitled, but shall have no obligation, to attend and be present at the meetings of the Board, although a meeting of the Board may be held without notice to any director emeritus and no director emeritus shall be considered in determining whether a quorum of the Board is present. A director emeritus shall advise and counsel the Board on the business and operations of the Company as requested by the Board; however, a director emeritus shall not be entitled to vote on any matter presented to the Board. A director emeritus, in consideration of such person serving as a director emeritus, shall be entitled to receive from the Company such compensation for attendance at meetings of the Board as the Board shall from time to time determine. In addition, a director emeritus shall be entitled to receive from the Company reimbursement for the reasonable expenses incurred by such person in connection with the performance of such person’s duties as a director emeritus.

10.	Fair Price Provisions

10.1 General

The Board shall not, to the extent it is within its power, take or permit to be taken any of the following actions:

(a) any merger or consolidation of the Company with (i) any Interested Shareholder or (ii) any other company (whether or not itself an Interested Shareholder) that is, or after such merger or consolidation would be, an Affiliate or Associate of an Interested Shareholder; or

(b) (i) any sale, lease, exchange, mortgage, pledge, transfer, dividend or distribution (other than on a pro rata basis to all shareholders) or other disposition (in one transaction or a series of transactions) to or with any Interested Shareholder or any Affiliate or Associate of any Interested Shareholder of any assets of the Company or of any Subsidiary having an aggregate Fair Market Value of US$1,000,000 or more, or (ii) any merger or consolidation of any Subsidiary of the Company having assets with an aggregate Fair Market Value of US$1,000,000 or more with (A) any Interested Shareholder or (B) any other company (whether or not itself an Interested Shareholder) that is, or after such merger or consolidation would be, an Affiliate or Associate of an Interested Shareholder; or

(c) the issuance or transfer by the Company or any Subsidiary (in one transaction or a series of transactions) to any Interested Shareholder or any Affiliate or Associate of any Interested Shareholder of any securities of the Company or any Subsidiary in exchange for cash, securities or other property (or a combination thereof) having an aggregate Fair Market Value of US$1,000,000 or more, other than the issuance of securities upon the conversion of convertible securities of the Company or any Subsidiary; or

(d) the adoption of any plan or proposal for the liquidation or dissolution of the Company proposed by or on behalf of any Interested Shareholder or any Affiliate or Associate of any Interested Shareholder; or

(e) any reclassification of securities (including any reverse stock split), or recapitalization of the Company, or any merger or consolidation of the Company with any of its Subsidiaries, or any other transaction (whether or not with or into or otherwise involving any Interested Shareholder), that in any such case has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class or series of shares or securities convertible into shares of the Company or any Subsidiary that is directly or indirectly beneficially owned by any Interested Shareholder or any Affiliate or Associate of any Interested Shareholder; or

(f) any series or combination of transactions directly or indirectly having the same effect as any of the foregoing; or

(g) any agreement, contract or other arrangement providing directly or indirectly for any of the foregoing;

without the affirmative vote of the holders of at least 80% of the total number of shares entitled to vote at a General Meeting of Shareholders whether or not represented at such meeting (“Voting Shares”), voting together as a single class. Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified by these By-Laws or in any agreement with any national securities exchange or otherwise.

The term “Business Combination” as used in this Section 10 shall mean any transaction that is referred to in any one or more of the preceding paragraphs (a) through (g) of this Section 10.1.

10.2 Exemptions from Section 10.1

The provisions of one or more of the preceding paragraphs (a) through (g) of Section 10.1 shall not be applicable to any particular Business Combination, if all the conditions specified in either of the following paragraphs (a) or (b) of this Section 10.2 are met:

(a) such Business Combination shall have been approved by a majority of the Disinterested Directors; or

(b) all of the six conditions specified in the following clauses (i) through (vi) shall have been met:

i. the transaction constituting the Business Combination shall provide for a consideration to be received by holders of the Common Shares in exchange for all their Common Shares, and the aggregate amount of the cash and the Fair Market Value as of the date of the consummation of the Business Combination of any consideration other than cash to be received per share by holders of Common Shares in such Business Combination shall be at least equal to the higher of the following:

(A) (if applicable) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers’ fees) paid in order to acquire any Common Shares beneficially owned by the Interested Shareholder that were acquired (I) within the two-year period immediately prior to the Announcement Date or (II) in the transaction in which it became an Interested Shareholder, whichever is higher; and

(B) the Fair Market Value per Common Share on the Announcement Date or on the Determination Date, whichever is higher; and

ii. the transaction constituting the Business Combination shall provide for a consideration to be received by holders of any class or series of outstanding Voting Shares other than Common Shares in exchange for all their shares of such Voting Shares, and the aggregate amount of the cash and the Fair Market Value as of the date of the consummation of the Business Combination of any consideration other than cash to be received per share by holders of shares of such Voting Shares in such Business Combination shall be at least equal to the highest of the following (it being intended that the requirements of this paragraph (b)(ii) shall be required to be met with respect to every class and series of such outstanding Voting Shares, whether or not the Interested Shareholder beneficially owns any shares of a particular class or series of Voting Shares):

(A) (if applicable) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers’ fees) paid in order to acquire any shares of such class or series of Voting Shares beneficially owned by the Interested Shareholder that were acquired (I) within the two-year period immediately prior to the Announcement Date or (II) in the transaction in which it became an Interested Shareholder, whichever is higher;

(B) (if applicable) the highest preferential amount per share to which the holders of shares of such class or series of Voting Shares are entitled in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company; and

(C) the Fair Market Value per share of such class or series of Voting Shares on the Announcement Date or on the Determination Date, whichever is higher; and

iii. the consideration to be received by holders of a particular class or series of outstanding Voting Shares (including any Common Shares) shall be in cash or in the same form as was previously paid in order to acquire shares of such class or series of Voting Shares that are beneficially owned by the Interested Shareholder, and if the Interested Shareholder beneficially owns shares of any class or series of Voting Shares that were acquired with varying forms of consideration, the form of consideration to be received by holders of such class or series of Voting Shares shall be either cash or the form used to acquire the largest number of shares of such class or series of Voting Shares beneficially owned by it; and

iv. after such Interested Shareholder has become an Interested Shareholder and prior to the consummation of such Business Combination:

(A) except as approved by a majority of the Disinterested Directors, there shall have been no failure to declare and pay at the regular dates therefor the full amount of any dividends (whether or not cumulative) payable on any outstanding preferred shares or any class or series of shares having a preference over the Common Shares as to dividends or upon liquidation;

(B) there shall have been (I) no reduction in the annual rate of dividends paid on the Common Shares (except as necessary to reflect any subdivision of the Common Shares), except as approved by a majority of the Disinterested Directors, and (II) an increase in such annual rate of dividends (as necessary to prevent any such reduction) in the event of any reclassification (including any reverse stock split), recapitalization, reorganization or any similar transaction that has the effect of reducing the number of outstanding Common Shares, unless the failure so to increase such annual rate is approved by a majority of the Disinterested Directors; and

(C) such Interested Shareholder shall not have become the beneficial owner of any additional Voting Shares except as part of the transaction that resulted in such Interested Shareholder becoming an Interested Shareholder; and

v. after such Interested Shareholder has become an Interested Shareholder, such Interested Shareholder shall not have received the benefit, directly or indirectly (except proportionately as a shareholder), of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by the Company, whether in anticipation of or in connection with such Business Combination or otherwise; and

vi. a proxy or information statement describing the proposed Business Combination and complying with the requirements of the U.S. Securities Exchange Act of 1934 and the rules and regulations thereunder (or any subsequent provisions replacing such Act, rules or regulations) shall be mailed to shareholders of the Company at least 30 days prior to the consummation of such Business Combination (whether or not such proxy or information statement is required to be mailed pursuant to such Act or subsequent provisions).

10.3 Definitions for Purposes of this Section 10

(a) “Affiliate” and “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the U.S. Securities Exchange Act of 1934, as in effect on January 1, 2009.

(b) “Announcement Date” means the date of first public announcement of the proposal of the Business Combination.

(c) A person shall be a “beneficial owner” of any Voting Shares:

i. that such person or any of its Affiliates or Associates beneficially owns, directly or indirectly; or

ii. that such person or any of its Affiliates or Associates has (A) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (B) the right to vote or to direct the vote pursuant to any agreement, arrangement or understanding; or

iii. that are beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any Voting Shares.

(d) “Common Shares” means common shares of the Company, par value CHF 5.00 per share.

(e) “Determination Date” means the date on which the Interested Shareholder became an Interested Shareholder.

(f) “Disinterested Director” means any Director who is unaffiliated with, and not a nominee of, the Interested Shareholder and was a Director prior to the time that the Interested Shareholder became an Interested Shareholder, and any successor of a Disinterested Director who is unaffiliated with, and not a nominee of, the Interested Shareholder and is recommended to succeed a Disinterested Director by a majority of Disinterested Directors then on the Board.

(g) “Fair Market Value” means:

i. in the case of shares or stock, the highest closing sale price during the 30-day period immediately preceding the date in question of such share or stock on the New York Stock Exchange Composite Tape, or, if such share or stock is not quoted on the Composite Tape, on the New York Stock Exchange, or, if such share or stock is not listed on such exchange, on the principal United States securities exchange registered under the U.S. Securities Exchange Act of 1934 on which such share or stock is listed, or, if such share or stock is not listed on any such exchange, the highest closing sale price or bid quotation with respect to such share or stock during the 30-day period immediately preceding the date in question on the National Association of Securities Dealers, Inc. Automated Quotations System or any system then in use, or, if no such prices or quotations are available, the fair market value on the date in question of a share of such share or stock as determined by a majority of the Disinterested Directors in good faith; and

ii. in the case of property other than cash or shares or stock, the fair market value of such property on the date in question as determined by a majority of the Disinterested Directors in good faith.

(h) “Interested Shareholder” shall mean any person (other than the Company or any Subsidiary) who or that:

i. is the beneficial owner, directly or indirectly, of five percent or more of the combined voting power of the then outstanding Voting Shares; or

ii. is an Affiliate of the Company and at any time within the two-year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of five percent or more of the combined voting power of the then outstanding Voting Shares; or

iii. is an assignee of or has otherwise succeeded to the beneficial ownership of any shares of Voting Shares that were at any time within the two-year period immediately prior to the date in question beneficially owned by an Interested Shareholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the U.S. Securities Act of 1933.

For the purposes of determining whether a person is an Interested Shareholder, the number of Voting Shares deemed to be outstanding shall include shares deemed owned by such person through application of paragraph (c) of this Section 10.3 but shall not include any other Voting Shares that may be issuable to other persons pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, exchange rights, warrants or options, or otherwise.

(i) A “person” shall mean any individual, firm, corporation, company, partnership, trust or other entity.

(j) “Subsidiary” shall mean any company a majority of whose outstanding shares or stock having ordinary voting power in the election of Directors is owned by the Company, by a Subsidiary or by the Company and one or more Subsidiaries; provided, however, that for the purposes of the definition of Interested Shareholder set forth in paragraph (h) of this Section 10.3, the term “Subsidiary” shall mean only a company of which a majority of each class of equity security is owned by the Company, by a Subsidiary or by the Company and one or more Subsidiaries.

10.4 Disinterested Shareholders

A majority of the Disinterested Directors of the Company shall have the power and duty to determine, on the basis of information known to them after reasonable inquiry, all facts necessary to determine compliance with this Section 10, including, without limitation, (a) whether a person is an Interested Shareholder, (b) the number of Voting Shares beneficially owned by any person, (c) whether a person is an Affiliate or Associate of another person, (d) whether the requirements of Section 10.2 have been met with respect to any Business Combination, and (e) whether the assets that are the subject of any Business Combination have, or the consideration to be received for the issuance or transfer of securities by the Company or any Subsidiary in any Business Combination has, an aggregate Fair Market Value of US$1,000,000 or more; and the good faith determination of a majority of the Disinterested Directors on such matters shall be conclusive and binding for all purposes of this Section 10.

11.	General

11.1 Signatory Power

The Directors, officers and other persons authorized to represent the Company and the Subsidiaries shall have single or joint signatory power, as determined appropriate by the Board.

11.2 Insurance

The Company may procure directors’ and officers’ liability insurance for the Directors and for officers of the Company. Any costs of insurance shall be charged to the Company or its Subsidiaries.

11.3 Fiscal Year

The fiscal year of the Company shall start on January 1 and end on December 31.

12.	Final Provisions

12.1 Effectiveness

These By-Laws shall become effective upon approval by the Board.

12.2 Change of or Amendments to these By-Laws

Any change of or amendment to these By-Laws shall only be valid if the Board approved such change or amendment with the attendance quorum and the majority as set forth in Sections 3.6.1, 3.6.2 and 3.6.3, respectively.